EXHIBIT 10.4

[FORM OF]

STANCORP FINANCIAL GROUP, INC.

LONG-TERM INCENTIVE AWARD AGREEMENT

(20     Performance Period)

This Long-Term Incentive Award Agreement (this “Agreement”) is made effective as of                     , 20     between StanCorp Financial Group, Inc., an Oregon corporation (the “Company”) and                                  (the “Employee”).

On             , 20    , the Organization and Compensation Committee (the “Committee”) of the Company’s Board of Directors (the “Board”) authorized a performance-based award to the Employee pursuant to Section 8 of the Company’s 2002 Stock Incentive Plan (the “Plan”). Compensation paid pursuant to the award is intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986 (the “Code”). Employee desires to accept the award subject to the terms and conditions of this Agreement.

In consideration of the agreements set forth below, the Company and the Employee agree as follows:

1. Awards.

1.1 Restricted Shares. Subject to the terms and conditions of this Agreement, the Company hereby awards to the Employee                      shares of common stock (“Common Stock”) of the Company (the “Restricted Shares”). The Restricted Shares shall be issued to the Employee as of the date of this Agreement subject to vesting and possible forfeiture to the Company based on (a) the Company’s financial performance during the 20     calendar year (the “Performance Period”) as described in Section 3, and (b) the Employee’s continued employment until the vesting date as described in Section 4.

1.2 Cash Performance Units. Subject to the terms and conditions of this Agreement, the Company hereby awards to the Employee              performance units (the “Performance Units”), with each Performance Unit representing a right to receive cash from the Company equal to the value of one share of Common Stock at the time of payment, as described in Section 5. The number of Performance Units for which the Employee shall receive payment shall also be based on (a) the Company’s financial performance during the Performance Period as described in Section 3, and (b) the Employee’s continued employment until the vesting date as described in Section 4.

2. Escrow. For purposes of facilitating the enforcement of Sections 4.1, 5 and 8 of this Agreement, the Restricted Shares shall be delivered to a person or persons designated by the Company to serve as escrow holder (individually or jointly, as applicable, the “Escrow Holder”). The Escrow Holder may be an employee of the Company. Upon delivery into escrow of the Restricted Shares, the Employee shall deliver to the Escrow Holder duly executed stock powers with respect to the Restricted Shares. The Escrow Holder shall hold the Restricted Shares and the stock powers in escrow and shall release the Restricted Shares to the Company or the Employee, as applicable, only in accordance with Section 10 of this Agreement. The Employee hereby acknowledges that the Company’s designee is appointed as the Escrow Holder with the foregoing authorities as a material inducement to make this Agreement and that said appointment is coupled with an interest and is irrevocable. The Employee agrees that said Escrow Holder shall not be liable to any party to this Agreement (or to any other party) for any actions or omissions unless the Escrow Holder is grossly negligent with respect thereto.

3. Performance Conditions.

3.1 Subject to Section 4.1 and Section 5, the number of Restricted Shares and Performance Units that will vest shall be determined by multiplying the number of Restricted Shares or Performance Units, as the case may be, awarded as provided in Section 1 by the Payout Factor determined under the following formula:

Payout Factor = (    % * Adjusted EPS PF) + (    % * Premiums PF) + (    % * NP Earnings PF)

where the “Adjusted EPS PF,” the “Premiums PF” and the “NP Earnings PF” are determined under the following table based on the Company’s Adjusted EPS, Premiums and NP Earnings, respectively (each as defined below), for the Performance Period.

Adjusted EPS	Adjusted EPS PF	Premiums	Premiums PF	NP Earnings	NP Earnings PF
		(in millions)		(in millions)

If the Adjusted EPS for the Performance Period is between any two data points set forth in the first column of the above table, the Adjusted EPS PF shall be determined by interpolation between the corresponding data points in the second column of the table. If the Premiums for the Performance Period are between any two data points set forth in the third column of the above table, the Premiums PF shall be determined by interpolation between the corresponding data points in the fourth column of the table. If the NP Earnings for the Performance Period are between any two data points set forth in the fifth column of the above table, the NP Earnings PF shall be determined by interpolation between the corresponding data points in the sixth column of the table.

3.2 The Company’s “Adjusted EPS” for the Performance Period shall be the Company’s net income per diluted common share excluding after-tax net capital gains for the Performance Period. Adjusted EPS shall be calculated by subtracting After-Tax Net Capital Gains (Losses) (as defined below) from the Company’s net income for the year, and then dividing the resulting amount by the Company’s diluted weighted-average common shares outstanding for the year. “After-Tax Net Capital Gains (Losses)” shall mean the amount calculated by multiplying the Company’s net capital gains (losses) for the year by a fraction, the numerator of which shall be the Company’s net income for the year and the denominator of which shall be the Company’s income before income taxes for the year. For this purpose, the Company’s net income, diluted weighted-average common shares outstanding, net capital gains (losses) and income before income taxes for the year shall be those amounts as set forth in the audited consolidated financial statements of the Company and its subsidiaries for the year. If, after the date of this Agreement, the outstanding Common Stock is increased or decreased by reason of any stock split, combination of shares or dividend payable in shares, the Adjusted EPS targets in the above table shall each be adjusted by multiplying such targets by a fraction, the numerator of which shall be the number of outstanding shares of Common Stock immediately before the increase or decrease and the denominator of which shall be the number of outstanding shares of Common Stock immediately after the increase or decrease.

3.3 The Company’s “Premiums” for the Performance Period shall be the Company’s premium revenues for the Performance Period as set forth in the audited consolidated financial statements of the Company and its subsidiaries for the year.

3.4 The Company’s “NP Earnings” for the Performance Period shall be the Company’s Non-Premium Earnings for the Performance Period. Non-Premium Earnings shall be equal to the aggregate income before income taxes for the year of all of the Company’s business units other than the Individual and Group Life Insurance and Individual and Group Disability Insurance business units. Income before income taxes of the included business units shall be computed based on the Company’s books and records, in accordance with generally accepted accounting principles, and in a manner consistent with the manner in which the Company calculated such aggregate amount as being $             million for its 20     fiscal year.

3.5 If the Company implements a change in accounting principle between the date of this Agreement and the end of the Performance Period, either as a result of the issuance of new accounting standards or otherwise, and the effect of the accounting change was not reflected in the Company’s business plan at the time of approval of this award, then Adjusted EPS, Premiums and NP Earnings shall be adjusted to eliminate the impact of the change in accounting principle.

4. Employment Condition.

4.1 In order to become vested in any Restricted Shares or Performance Units, the Employee must not have a Termination of Employment (as defined below) prior to the February 15 immediately following the end of the Performance Period (the “Vesting Date”), other than by reason of Total Disability, Death or Retirement as such terms are defined in Sections 6.1-4(b), 6.1-4(c) and 6.1-4(f), respectively, of the Plan. If the Employee has a Termination of Employment prior to the Vesting Date, other than by reason of Total Disability, Death or Retirement, the Employee shall forfeit all of the Restricted Shares and Performance Units.

4.2 A “Termination of Employment” shall be deemed to occur on the date on which the Employee ceases to be employed on a continuous full time basis by the Company or a subsidiary of the Company for any reason or no reason, with or without cause. The Employee shall not be treated as having a Termination of Employment during the time the Employee is receiving long term disability benefits provided by the Company or a subsidiary of the Company, unless the Employee has received formal written notice of termination.

5. Certification, Vesting and Payment. As soon as practicable following the completion of the audit of the Company’s consolidated financial statements for the Performance Period, the Company shall calculate the Payout Factor and the corresponding numbers of Restricted Shares and Performance Units that will vest based on the Payout Factor, and shall submit these calculations to the Committee. Notwithstanding anything to the contrary in this Agreement, the Committee may, in its sole discretion, reduce by up to 50% the calculated numbers of Restricted Shares and Performance Units that will vest based on circumstances relating to the performance of the Company or the Employee. No later than the Vesting Date the Committee shall certify in writing (which may consist of approved minutes of a Committee meeting) the levels of Adjusted EPS, Premiums and NP Earnings attained by the Company for the Performance Period, and the numbers of Restricted Shares and Performance Units that will vest based on those performance levels. Subject to Section 4.1, on the Vesting Date, the number of Restricted Shares so certified shall become vested and nonforfeitable and, subject to applicable tax withholding, the cash amount payable with respect to the number of Performance Units so certified shall be paid by the Company to the Employee, and no amounts shall be vested or paid prior to the Vesting Date. Subject to Section 9, the amount payable with respect to each vested Performance Unit shall be equal to the closing market price for Common Stock on the last trading day preceding the Vesting Date. No fractional Restricted Shares shall be vested and the number of Restricted Shares that vest shall be rounded to the nearest whole share. No rounding shall be required for fractional Performance Units. Any Restricted Shares and Performance Units that do not vest shall be forfeited on the Vesting Date.

6. Tax Withholding. The Employee acknowledges that, on the Vesting Date, the Value (as defined below) on that date of the vested Restricted Shares, as well as the amount payable with respect to vested Performance Units, will be treated as ordinary compensation income for federal and state income and FICA tax purposes, and that the Company will be required to withhold taxes on these income amounts. To satisfy the required withholding amount, the Company shall first withhold all or part of the cash payable with respect to vested Performance Units, and if that is insufficient, the Employee shall pay to the Company any remaining balance immediately upon notice from the Company. If the Employee does not pay the required amount, the Company shall have the right to withhold such amount from other amounts payable to the Employee, as compensation or otherwise. For purposes of this Section 6, the “Value” of a Restricted Share shall be equal to the closing market price for Common Stock on the last trading day preceding the Vesting Date.

7. Change of Control.

7.1 Notwithstanding any other provision of this Agreement, if a Change of Control (as defined below) occurs before the Vesting Date, all of the Restricted Shares and

Performance Units (other than those that have been forfeited under Section 4.1) shall vest upon the date of such Change of Control, and the Company shall, as soon as practicable thereafter and subject to applicable tax withholding as provided for in Section 6, pay to the Employee the amount payable with respect to the vested Performance Units based on the closing market price for Common Stock (or such other cash, securities or property as may be represented by Performance Units as provided in Section 9 below) on the last trading day preceding the date of such Change of Control.

7.2 For purposes of this Agreement, a Change of Control shall have occurred if:

(a) Any “Person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any company owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company), is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company’s then outstanding securities;

(b) The shareholders of the Company approve a merger or other consolidation of the Company with any other company, other than (i) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) 51% or more of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation or (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person acquires more than 30% of the combined voting power of the Company’s then outstanding securities;

(c) The shareholders of the Company approve an agreement for the sale or disposition by the Company of all or substantially all of its assets;

(d) A tender or exchange offer is made for Common Stock (or securities convertible into Common Stock) and such offer results in a portion of those securities being purchased and the offeror after the consummation of the offer is the beneficial owner (as determined pursuant to Section 13(d) of the Exchange Act), directly or indirectly, of securities representing at least 30% of the voting power of outstanding securities of the Company;

(e) During any period of twelve months or less, individuals who at the beginning of such period constituted a majority of the Board cease for any reason to constitute a majority of the Board unless the nomination or election of such new directors was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period; or

(f) Any other event or combination of events occurs which the Board, acting in its sole discretion, determines to be a “Change of Control” for purposes of this Agreement.

8. Restriction on Transfer. The Employee shall not sell, assign, pledge, or in any manner transfer Performance Units or unvested Restricted Shares, or any right or interest in Performance Units or unvested Restricted Shares, whether voluntarily or by operation of law, or by gift, bequest or otherwise. Any sale or transfer, or purported sale or transfer, of Performance Units or unvested Restricted Shares, or any right or interest in Performance Units or unvested Restricted Shares, in violation of this Section 8 shall be null and void.

9. Mergers, Consolidations or Changes in Capital Structure. If, after the date of this Agreement, the outstanding Common Stock is increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company or of another corporation by reason of any reorganization, merger, consolidation, plan of exchange, recapitalization, reclassification, stock split, combination of shares or dividend payable in shares, or in the event of any consolidation, merger or plan of exchange involving the Company pursuant to which the Common Stock is converted into cash, securities or other consideration, then (a) the cash, securities or other consideration issued, distributed or received with respect to the Restricted Shares in any such transaction shall be subject to the restrictions and conditions applicable to Restricted Shares set forth herein, including the escrow requirements of Sections 2 and 10, and (b) each Performance Unit shall be adjusted to represent a right to receive cash from the Company equal to the value at the time of payment of the cash, securities or other property that a holder of one share of Common Stock before the transaction would hold after giving effect to the transaction.

10. Escrow. The Restricted Shares and associated stock powers delivered to the Escrow Holder pursuant to Section 2 of this Agreement shall be held in escrow until (i) receipt by the Escrow Holder of a certificate of the Company certifying that some or all of the Restricted Shares have vested, or (ii) receipt by the Escrow Holder of a certificate of the Company certifying that some or all of the Restricted Shares have been forfeited to the Company pursuant to Section 4.1 or Section 5. Upon receipt by the Escrow Holder of one of the foregoing certificates, the Escrow Holder shall deliver to the Employee or the Company, as appropriate, certificates representing all of the Restricted Shares to which the Employee or the Company, as applicable, is entitled.

11. No Right to Employment. Nothing in this Agreement or the Plan shall (i) confer upon the Employee any right to be continued in the employment of the Employee’s employer or interfere in any way with the right of such employer to terminate the Employee’s employment at any time, for any reason or no reason, with or without cause, or to decrease the Employee’s compensation or benefits, or (ii) confer upon the Employee any right to the continuation, extension, renewal, or modification of any compensation, contract or arrangement with or by the Company or any subsidiary of the Company.

12. Rights as Shareholder. Subject to Section 2 and the other provisions of this Agreement, the Employee shall be entitled to all of the rights of a shareholder with respect to the

Restricted Shares, including the right to vote such shares and to receive dividends payable with respect to such shares from the date of grant. Until the Restricted Shares become vested, they will be treated for tax purposes as owned by the Company and dividends paid to the Employee with respect to the Restricted Shares will be treated for federal and state income and FICA tax purposes as ordinary compensation income subject to applicable withholding. The Employee acknowledges that the certificates representing the Restricted Shares may bear such legends as may be required by law with respect to the rights and restrictions applicable to the shares.

13. Approvals. The obligations of the Company under this Agreement and the Plan are subject to the approval of state, federal or foreign authorities or agencies with jurisdiction in the matter. The Company will use its reasonable best efforts to take steps required by state, federal or foreign law or applicable regulations, including rules and regulations of the Securities and Exchange Commission and any stock exchange on which the Company’s shares may then be listed, in connection with the grant evidenced by this Agreement. The foregoing notwithstanding, the Company shall not be obligated to deliver the Restricted Shares if such delivery would violate or result in a violation of applicable state or federal securities laws.

14. Miscellaneous.

14.1 Governing Law. This Agreement shall be governed by and construed under the laws of the State of Oregon, without regard to the choice of law principles applied in the courts of such state.

14.2 Severability. If any provision or provisions of this Agreement are found to be unenforceable, the remaining provisions shall nevertheless be enforceable and shall be construed as if the unenforceable provisions were deleted.

14.3 Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous oral or written agreements between the Company and the Employee relating to the subject matter hereof.

14.4 Amendment. This Agreement may be amended or modified only by written consent of the Company and the Employee.

14.5 Assignment. The Employee may not assign this Agreement or any rights hereunder to any other party or parties without the prior written consent of the Company. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

STANCORP FINANCIAL GROUP, INC.

By
Title

EMPLOYEE

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